Exhibit 99.2

FOR IMMEDIATE RELEASE	MEDIA CONTACTS:
May 11, 2011	Colin Johnson
Nordstrom, Inc.
(206) 373-3036

Sandy Fabre
Nordstrom, Inc.
(206) 233-6563

NORDSTROM, INC. REELECTS DIRECTORS, ADDS

MICHELLE EBANKS TO BOARD

SEATTLE (May 11, 2011) — Seattle-based Nordstrom, Inc. (NYSE: JWN) announced today the reelection of all existing members of the Board of Directors and the addition of Michelle M. Ebanks as a new director on the Board.

The Nordstrom Board consists of 12 directors, nine of whom serve as independent directors. Each director will serve for a one-year term.

Ms. Ebanks joins the Board as President of Essence Communications, Inc., a leading media and communications company dedicated to African-American women, where she also serves as Group Publisher. She leads all operations for the company’s diverse media and entertainment properties including ESSENCE Magazine and the Essence Music Festival. Ms. Ebanks will serve as a member of the Finance Committee and Compensation Committee on the Nordstrom Board.

“Michelle is a gifted leader and an authority in media and publishing,” said Enrique Hernandez, Jr., Chairman of the Board of Directors for Nordstrom Inc. “With her experience managing operations, finance, marketing and communications for some of the most respected names in media and communications, Michelle will be a terrific addition to our team. We have a strong, diverse Board with deep talent and expertise, and we look forward to continuing our efforts to better serve our customers and shareholders.”

About Nordstrom:

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 212 stores located in 29 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 116 full-line stores, 93 Nordstrom Racks, two Jeffrey boutiques and one clearance store. Nordstrom serves customers through its online presence at Nordstrom.com and through its catalogs. Nordstrom also operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.